Exhibit 99.1
Novocure Announces Preliminary Full Year and Fourth Quarter 2023 Net Revenues and Provides Company Update

Preliminary full year 2023 net revenues of $509 million and fourth quarter net revenues of $134 million

PMA application for TTFields in NSCLC submitted for review to U.S. Food and Drug Administration

Nicholas Leupin M.D. appointed as Novocure Chief Medical Officer, effective January 1, 2024

Novocure to present at the 42nd Annual J.P. Morgan Healthcare Conference at 7:30 a.m. PST on Wednesday, January 10, 2024

ROOT, Switzerland – Novocure (NASDAQ: NVCR) today reported preliminary unaudited financial results and operational updates for the quarter and full year ended December 31, 2023. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields).

“2023 was a year of sound execution with our successful launch in France, the presentation, publication, and FDA submission of the LUNAR phase 3 data, and the completed enrollment of two phase 3 trials – METIS and PANOVA-3,” said William Doyle, Novocure’s Executive Chairman. “As we turn to 2024, we are energized by the material milestones ahead with an anticipated FDA approval in non-small cell lung cancer and two additional phase 3 trial readouts, all supported by our established business in glioblastoma. We are confident in our ability to execute and driven by our mission to extend patient survival in some of the most aggressive forms of cancer.”

Financial updates for the year and quarter ended December 31, 2023:
•Total preliminary net revenues for the year ended December 31, 2023, were $509.3 million, a decrease of 5% compared to the prior year, primarily driven by reduced collections from denied or appealed claims in the U.S.
•Total preliminary net revenues for the fourth quarter 2023 were $133.8 million, an increase of 4% from the same period in 2022.
◦The United States, Germany and Japan contributed $91.3 million, $14.7 million and $7.5 million, respectively, with our other active markets contributing $15.9 million.
◦Revenue in Greater China from Novocure’s partnership with Zai Lab totaled $4.4 million.
•Cash, cash equivalents and short-term investments were $910.6 million as of December 31, 2023.

Operational updates for the year and quarter ended December 31, 2023:
•1,564 prescriptions were received in the fourth quarter, an increase of 14% compared to the same period in 2022. Prescriptions from the United States,

Exhibit 99.1
Germany and Japan contributed 960, 217 and 105, respectively, with the remaining 282 prescriptions received in our other active markets.
•As of December 31, 2023, there were 3,755 active patients on therapy, an increase of 9% compared to year-end 2022. Active patients from the United States, Germany and Japan contributed 2,162, 525 and 375, respectively, with the remaining 693 active patients contributed by our other active markets.

Quarterly updates and achievements:
•In December 2023, Novocure submitted a Premarket Approval (PMA) application to the U.S. FDA, seeking approval for the use of TTFields therapy together with standard systemic therapies for the treatment of non-small cell lung cancer, following progression on or after platinum-based therapy, based on the LUNAR study. Novocure also submitted a PMA application to the Japanese Pharmaceuticals and Medical Devices Agency (PMDA).
•In December 2023, Novocure submitted a PMA supplement to the U.S. FDA for Optune Gio® next generation arrays for newly diagnosed glioblastoma.
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•In January, Novocure announced the appointment of Dr. Nicolas Leupin to the role of Chief Medical Officer. Dr. Leupin joins Novocure with an established track record of leadership and innovation in the biopharmaceutical sector, built upon extensive experience as a practicing medical oncologist and educator.

Fourth quarter and full year 2023 financial results conference call
Novocure will host a conference call and webcast to discuss fourth quarter and full year 2023 financial results at 8:00 a.m. EST on Thursday, February 22, 2024. To access the conference call by phone, use the following conference call registration link and dial-in details will be provided. To access the webcast, use the following webcast registration link.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

The unaudited results in this press release are preliminary and subject to the completion of the Company’s annual independent audit and, therefore, are subject to adjustment.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, malignant pleural mesothelioma and pleural mesothelioma. Novocure has ongoing or completed clinical studies investigating Tumor Treating Fields in brain metastases,

Exhibit 99.1
gastric cancer, glioblastoma, liver cancer, non-small cell lung cancer, pancreatic cancer and ovarian cancer.

Headquartered in Root, Switzerland and with a growing global footprint, Novocure has regional operating centers in Portsmouth, New Hampshire and Tokyo, as well as a research center in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical study progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions as well as issues arising from the COVID-19 pandemic and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 23, 2023, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Investors and Media:
Ingrid Goldberg
investorinfo@novocure.com
media@novocure.com
610-723-7427